Contact:
Investor Relations: 408-566-5600, investor_relations@webex.com
Press: Colin Smith 408-566-5694, colin.smith@webex.com

WebEx Announces Third Quarter 2005 Results

SANTA CLARA, Calif., October 27, 2005—WebEx Communications, Inc. (Nasdaq: WEBX) today announced financial results for the third quarter ended September 30, 2005.

Revenue
For the third quarter of 2005, revenue was $78.6 million, a 23% increase from $64.0 million in the third quarter of 2004. Revenue included $0.7 million from the Company’s Intranets.com subsidiary after closing of its acquisition on September 9, 2005.

GAAP Earnings
Net income was $12.7 million for the third quarter of 2005, a 7% increase from $11.8 million for the third quarter of 2004. Diluted earnings per share were $0.26 per share even with $0.26 in the third quarter of 2004.

Non-GAAP Earnings
Net income on a non-GAAP basis was $13.1 million for the third quarter of 2005, or $0.27 per diluted share, compared to $11.8 million, or $0.26 per diluted share, in the comparable period last year. Non-GAAP EPS exclude expenses associated with the acquisition of Intranets.com, such as the effects of amortization of intangible assets, certain employee compensation and in-process research and development.

Cash
Cash and short-term investments at quarter end were approximately $194.8 million, after payment of $40 million cash (net of cash acquired) for the purchase of Intranets.com. Cash flow from operations was $17.6 million, partially offset by $4.4 million of capital expenditures, yielding a free cash flow of $13.2 million for the three months ended September 30, 2005. During the third quarter of 2005, WebEx spent approximately $7.9 million as part of its stock buyback program, repurchasing approximately 304,000 shares of common stock. Under the currently authorized stock buyback program of $40 million, WebEx has spent approximately $26 million to date, while approximately $14 million remains available for future stock repurchases.

“I am pleased to report that we had the strongest new order booking quarter in the history of WebEx. We believe this demonstrates that the named user flat rate pricing option is generating increased demand for our collaborative web applications,” said Subrah Iyar chairman and chief executive officer of WebEx. “Within one month of the acquisition of Intranets.com, we also delivered new integrated products to the market and significantly expanded our application suite to extend our leadership in software as a service delivery.”

Guidance
The following contains forward-looking guidance regarding WebEx’s financial outlook. The following statements are based on current expectations.

For the fourth quarter of 2005, WebEx anticipates revenues in the range of $81.0 to $83.5 million and GAAP EPS in the range of $0.26 to $0.28 and Non-GAAP EPS in the range of $0.27 to $0.29. Non-GAAP EPS exclude expenses associated with the acquisition of Intranets.com, including the effects of amortization of intangible assets and certain employee compensation.

For fiscal year 2006, revenue is anticipated to be in the range of $370 to $385 million. For fiscal year 2006, anticipated GAAP EPS will be provided later due to change in accounting standards regarding expensing equity based compensation that becomes effective in 2006.

Conference Call
Management will host the quarterly WebEx online meeting to discuss the results today October 27, 2005, beginning at 5:00 p.m. Eastern time. In conjunction with the audio call, there will be a WebEx meeting for the visual part of the presentation.

Interested parties may participate in the WebEx online meeting in one of the two ways:

•	To join the WebEx online meeting and listen to the audio via the computer (WebEx VoIP), please go to http://webex.com/q3_earnings_voip

•	To join the WebEx online meeting and listen to the audio via the telephone, please go to http://webex.com/q3_earnings_tele and call (617) 614-3933 and enter passcode 90504408
.
For those unable to participate in the live WebEx meeting, a replay will be available beginning one hour after the conclusion of the meeting. To replay the recorded WebEx meeting, go to http://webex.com/q3_replay or to replay the audio only, call (617) 801-6888 and enter passcode 90504408.

Non-GAAP Financial Measures
This press release includes financial measures for earnings per share and net income for our results for the third quarter of 2005 and guidance for the fourth quarter of 2005 that have not been calculated in accordance with generally accepted accounting principles (GAAP). These differ from GAAP in that they exclude expenses associated with the acquisition of Intranets.com, including the effects of amortization of intangible assets, certain employee compensation, and in-process research and development. WebEx believes that providing these non-GAAP financial measurements is useful to its investors because they provide a consistent basis for comparison of WebEx’s financial condition and results of operations between quarters, which comparison is not influenced by acquisition related expenses associated with the purchase of Intranets.com. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share or net income calculated in accordance with GAAP. A reconciliation of these GAAP and non-GAAP financial measures is included in the attached tables.

About WebEx Communications, Inc.
WebEx Communications, Inc. is the world's leading provider of on-demand web meeting applications. WebEx applications improve collaboration and increase productivity in sales, support, training, marketing, engineering and product design. WebEx delivers its suite of real-time collaborative applications over the global WebEx MediaTone Network, a network specifically designed for secure web collaboration. WebEx Communications is based in Santa Clara, California and with offices in Europe, Asia and Australia. Please call toll free 877-509-3239 or visit http://www.webex.com for more information.

###

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by use of the terms anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include, but are not limited to, our beliefs that our strategy of using named user flat rate pricing will generate increased demand for our products, statements regarding guidance for the fourth quarter of 2005 and fiscal year 2006 on anticipated revenues and earnings per share. Factors which could contribute to risks and uncertainties include, but are not limited to the failure of WebEx to meet financial expectations, decrease in demand for WebEx services, the failure of WebEx to meet projections in domestic and international direct sales activity, channel sales, customer retention and expense control, failures and interruptions in the software and systems underlying WebEx’s services, the effects of competitive offerings, and additional expenses associated with the further integration of Intranets.com. A fuller discussion of the risks and uncertainties that could affect WebEx Communications, Inc. are more fully set forth in WebEx Communications, Inc.’s filings with the Securities and Exchange Commission, including WebEx’s Form 10-Q filed on August 9, 2005. WebEx Communications, Inc. assumes no obligation to update forward-looking information contained in this press release.

WebEx Communications, Inc.
Unaudited Condensed Consolidated Income Statements
(In 000's - except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Net revenues	$78,553	$63,968	$224,736	$181,440

Cost of revenues	14,491	11,018	39,152	30,927
Gross profit	64,062	52,950	185,584	150,513

Operating expenses:
Sales and marketing	25,640	21,200	74,487	62,501
Research and development	12,565	9,122	33,614	24,602
General and administrative	6,728	4,419	17,803	12,856

Total operating expenses
before equity-based compensation	44,933	34,741	125,904	99,959

Operating income
before equity-based compensation	19,129	18,209	59,680	50,554

Equity-based compensation	3	66	10	447

Operating income
including equity-based compensation	19,126	18,143	59,670	50,107

Other income, net	1,648	172	4,887	717
Net income before income tax	20,774	18,315	64,557	50,824

Provision for income tax	8,099	6,497	25,151	18,720
Net income	$12,675	$11,818	$39,406	$32,104

Net income per share
Basic	$0.27	$0.27	$0.86	$0.73
Diluted	$0.26	$0.26	$0.82	$0.69

Shares used in per share calculations
Basic	46,208	44,220	45,680	43,806
Diluted	48,428	46,027	47,770	46,474

An itemized reconciliation between net income on a GAAP basis and non-GAAP basis is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

GAAP net income	$12,675	$11,818	$39,406	$32,104
Amortization of acquisition-related intangibles	177	-	177	-
Acquisition-related charges	166	-	166	-
In-process research and development charge	307	-	307	-
Income tax effect of reconciling items	(253)	-	(253)	-
Non-GAAP net income	$13,072	$11,818	$39,803	$32,104

Non-GAAP net income per share
Basic	$0.28	$0.27	$0.87	$0.73
Diluted	$0.27	$0.26	$0.83	$0.69

Shares used in non-GAAP income per share calculations
Basic	46,208	44,220	45,680	43,806
Diluted	48,428	46,027	47,770	46,474

WebEx Communications, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In 000's)

	September 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$56,237	$110,552
Short-term investments	138,543	74,586
Accounts receivable, net	43,535	32,438
Prepaid expenses and other current assets	6,609	4,817
Prepaid income taxes	-	1,739
Deferred tax assets	4,758	4,665
Total current assets	249,682	228,797

Property and equipment, net	49,273	44,783
Goodwill	28,585	1,822
Intangible assets, net and other assets	18,747	4,667
Deferred tax assets	5,443	5,724
Total assets	$351,730	$285,793

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,498	$8,685
Accrued liabilities	25,528	20,179
Deferred revenue	11,546	9,867
Income tax payable	2,655	-
Total current liabilities	47,227	38,731

Stockholders' equity:
Common stock	46	45
Additional paid-in capital	264,011	245,807
Accumulated earnings/(deficit)	38,363	(1,043)
Deferred equity-based compensation	(3)	(15)
Accumulated other comprehensive income	2,086	2,268
Total stockholders' equity	304,503	247,062

Total liabilities and stockholders' equity	$351,730	$285,793

WebEx Communications, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In 000's)

	Nine months ended
	September 30,
	2005	2004

Cash flows from operating activities:
Net income	$39,406	$32,104
Adjustments to reconcile net income to net cash provided by
operating activities
Provisions for doubtful accounts and sales allowance	10,479	4,924
Depreciation and amortization	11,363	8,410
Loss from disposal of assets	420	-
Deferred income taxes	(362)	-
Tax benefit of stock plans	10,058	5,600
In-process research and development charge	307	-
Equity-based compensation	10	447
Changes in operating assets and liabilities:
Accounts receivable	(20,405)	(12,266)
Prepaid expenses and other current assets	(1,681)	(2,591)
Other non-current assets	131	755
Accounts payable	(2,397)	3,755
Accrued liabilities	975	549
Income tax payable	3,932	6,087
Deferred revenue	1,046	663
Other	(181)	321
Net cash provided by operating activities	53,101	48,758

Cash flows from investing activities:
Net purchases of short-term investments	(63,957)	(27,292)
Payments made in connection with business acquisitions, net of cash acquired	(40,023)	(5,254)
Purchases of property and equipment	(11,585)	(28,096)
Net cash used in investing activities	(115,565)	(60,642)

Cash flows from financing activities:
Net proceeds from issuance of common stock	28,139	20,354
Repurchase of common stock	(19,990)	(5,831)
Net cash provided by financing activities	8,149	14,523
Net change in cash and cash equivalents	(54,315)	2,639
Cash and cash equivalents at beginning of the period	110,552	70,996
Cash and cash equivalents at end of the period	$56,237	$73,635